Exhibit 10.93(c)


                             STOCK PLEDGE AGREEMENT
                                October 17, 2002



Robert Farias
3436 Verdugo Road, Suite 250
Glendale, CA 91208


RE: VERTICAL STOCK PLEDGE

Dear Robert,

In consideration for the loan you, Robert Farias, made to Vertical Computer Systems, Inc. ("VERTICAL") (the "Loan") and in consideration of the sale by you on the terms set forth in the Asset Purchase Agreement and the related underlying documents thereto, you and we, Mountain Reservoir Corporation ("MRC") hereby agree to the following:

1. MRC hereby pledges 10,450,000 shares of VERTICAL common stock (the "Stock") owned by MRC to pay any amounts due in the event of a default on the Promissory
Note in the amount of $181,583.70 issued by VERTICAL (the "Note"). In the event that VERTICAL fails to pay monies in accordance with the Note, the number of "Shares" necessary to cover the amount of any default on this Note shall be sold.

2.   The  method of  repayment  of the Note upon  default  shall be as  follows:
VERTICAL shall promptly provide an opinion 144 opinion letter to the transfer agent setting forth the necessary information to remove any restriction on the stock certificate regarding the Stock. VERTICAL shall open an account and MRC shall deposit the Stock with a brokerage firm agreed upon by the parties (the "Broker"). The brokerage firm shall be given instructions which are mutually agreeable to the parties to sell the Stock in such manner to timely repay all sums due you pursuant to the Note. Notwithstanding the foregoing, the parties agree that, in the event of default, the Stock shall be resold as follows: The Broker shall resell the Stock into the market until the principal and interest has been paid pursuant to the terms set forth herein. The Stock shall be sold in increments of 10,000 shares and the Stock shall be sold into the public in an orderly and nondisruptive manner over a period not to exceed 120 days. Both parties agree that the Broker shall have the right to sell up to 10% of the preceding day's volume unless otherwise agreed by VERTICAL or MRC. In no event shall the Stock be "shorted" as such term is commonly understood. Once all outstanding amounts owed under the Note have been paid to you, all remaining stock and any excess funds shall be returned to MRC or VERTICAL and you shall have no rights with respect to any collateral under the Note. VERTICAL shall have the express right, at any time, to pay any outstanding amounts owed to you under the Note and, upon such payment, the Broker shall immediately return any unsold Stock and any excess monies to MRC.

This Agreement shall be governed by the law of California and subject to the jurisdiction and venue of the state and federal courts of Los Angeles, California.



If the foregoing meets with your approval, please sign in the space provided below. Thank you.

                                    Sincerely,


                                    ---------------------------
                                    Frank Mento, President
                                    Mountain Reservoir Corp.


---------------------------
Robert Farias